EXHIBIT 11

                         THERMO INSTRUMENT SYSTEMS INC.
                        COMPUTATION OF EARNINGS PER SHARE



                                            1994         1993        1992
                                        -----------  -----------  -----------
   Computation of Fully
     Diluted Earnings per Share:

   Income:
     Net income                         $60,220,000  $44,764,000  $33,130,000

     Add: Convertible obligation
          interest, net of tax            6,315,000    4,016,000    3,905,000
                                        -----------  -----------  -----------

     Income applicable to common
       stock assuming full
       dilution (a)                     $66,535,000  $48,780,000  $37,035,000
                                        -----------  -----------  -----------

   Shares:
     Weighted average shares
       outstanding                       47,025,628   44,909,660   43,261,257

     Add: Shares issuable from
          assumed conversion of
          convertible obligations         9,354,267    6,589,803    6,279,297

          Shares issuable from
          assumed exercise of
          options (as determined
          by the application of
          the treasury stock method)        218,956      365,345      661,225
                                        -----------  -----------  -----------

     Weighted average shares
       outstanding, as adjusted (b)      56,598,851   51,864,808   50,201,779
                                        -----------  -----------  -----------

   Fully Diluted Earnings per Share
     (a) / (b)                          $      1.18  $       .94  $       .74
                                        ===========  ===========  ===========
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